Exhibit 99.1

Chimera Appoints New Board Member Brian Patrick Reilly

NEW YORK--(BUSINESS WIRE)--July 31, 2019--Chimera Investment Corporation, Inc. (NYSE:CIM) announced today that Brian Patrick Reilly has been appointed to the Company’s Board of Directors as a Class III Director. Mr. Reilly will stand for election at the Company’s 2020 shareholder meeting for the remaining two years of the Class III Director term. Mr. Reilly will serve on the Audit Committee, as a Financial Expert, and the Risk Committee of the Company’s Board of Directors.

Mr. Reilly has over 34 years of experience across multiple roles in the financial services industry. He currently serves as Senior Vice President and Chief Auditor of The Travelers Companies, Inc., where he oversees the global audit team evaluating financial controls, operational efficiency, regulatory compliance and system and data integrity. He has been the Chief Auditor of The Travelers since 2002. Prior to joining The Travelers, Mr. Reilly was a partner with Arthur Andersen LLP.

In addition, Mr. Reilly currently serves as a board member of the Connecticut Society of Certified Public Accountants, an organization of accounting professionals, and Village for Families and Children, a non-profit organization. Mr. Reilly earned a bachelor’s degree in accounting from the University of Connecticut.

“We are pleased to welcome Brian to our Board,” said Paul Donlin, Chairman of the Board of Directors. “Brian has a broad range of expertise in the audit and financial services industry, and we believe Chimera will benefit greatly from his experience and perspective.”

Other Information

Chimera Investment Corporation is a publicly traded real estate investment trust, or REIT, that is primarily engaged in the business of investing directly or indirectly through our subsidiaries, on a leveraged basis, in a diversified portfolio of mortgage assets, including residential mortgage loans, Non-Agency RMBS, Agency CMBS, Agency RMBS, and other real estate related securities.

Please visit www.chimerareit.com for additional information about the Company. For inquiries related to Investor Relations, please contact us at 888-895-6557.